Exhibit 99.1

Contacts:	Carol Coale / Ken Dennard Dennard ▪ Lascar Associates LLC (713) 529-6600

FOR IMMEDIATE RELEASE

LUCAS ENERGY REGAINS COMPLIANCE
WITH NYSE MKT LISTING STANDARDS

Announces Return of Victory Assets Held in Escrow

HOUSTON, TEXAS – September 9, 2015-- Lucas Energy, Inc. (NYSE MKT: LEI) ("Lucas" or the "Company"), an independent oil and gas company with its operations in Texas, today announced that the NYSE MKT (the "Exchange") has notified the Company that it has regained compliance with the NYSE MKT continued listing standards.

On February 28, 2014, Lucas received notice that the Company was below certain of the NYSE MKT continued listing standards, as set forth in Section 1003(a)(iii) of the NYSE MKT Company Guide, due to its financial condition.  In a letter dated September 8, 2015, the NYSE MKT notified the Company that Lucas Energy has successfully regained compliance with the NYSE MKT continued listing standards.

"We are pleased to regain compliance with the NYSE MKT's continued listing standards,” said Anthony C. Schnur, Chief Executive Officer of Lucas, who continued, “We are now on track in our business objectives, specifically in capitalizing the Company and creating a platform that we believe will encourage high-growth activities during this downturn in the commodity cycle.”

Additionally, on September 3, 2015, Lucas requested from the escrow agent the return of certain assets granted to Victory Energy Corporation as part of a settlement agreement.  Those assets included the assignment of a 3.28% Leasehold working interest in the Dingo Unit and a 1.48% Leasehold working interest in the Platypus Unit; as well as 44,000 shares of common stock of Lucas (1.1 million shares prior to the recent reverse split). Per our settlement agreements with Victory Energy, in the event Victory Energy failed to timely make the full payment of $258,000 due to our lender by August 27, 2015, as set forth in the settlement agreements, then all assets held in escrow were to be promptly returned to Lucas.  The escrow agent has agreed to the return of these assets.

About Lucas Energy, Inc.

Lucas Energy (NYSE MKT: LEI) is engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in South Texas. Based in Houston, Lucas Energy's management team is committed to building a platform for growth and the development of its five million barrels of proved Eagle Ford and other oil reserves while continuing its focus on operating efficiencies and cost control.

For more information, please visit the updated Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.